Filed pursuant to Rule 424(b)(5)

Registration No. 333-266486

Prospectus Supplement No. 3

(To Prospectus Dated September 9, 2022)

Up to $745,000 of Shares

DIGITAL BRANDS GROUP, INC.

Common Stock

This prospectus supplement amends and supplements the information in our prospectus, dated September 9, 2022 (the “Prospectus”), and the prospectus supplements, dated December 27, 2023 (the “Prospectus Supplement No. 1”) and April 12, 2024 (the “Prospectus Supplement No. 2”, and collectively with the Prospectus Supplement No. 1, the “Prospectus Supplements”), each of which were filed pursuant to our registration statement on Form S-3 (File No. 333-266486) (the “Registration Statement”). This prospectus supplement should be read in conjunction with the Prospectus and Prospectus Supplements, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectus and the Prospectus Supplements. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prospectus and Prospectus Supplements, and any future amendments or supplements thereto.

This prospectus supplement is being filed in connection with our previously announced “at-the-market offering” program, and to update the maximum aggregate offering amount of shares of our common stock, par value $0.0001 per share (our “common stock”), that we may issue and sell from time to time through or to H.C. Wainwright & Co., LLC (the “Agent”) as sales agent or principal, pursuant to the terms of our At-The-Market Offering Agreement, dated December 27, 2023, between us and the Agent (the “Sales Agreement”).

Our common stock is listed on the Nasdaq Stock Market, or Nasdaq, under the symbol “DBGI”. The last reported sale price of our common stock on Nasdaq on November 29, 2024, was $0.1107 per share. As of December 2, 2024, the aggregate market value of our common stock held by non-affiliates, or the public float, pursuant to General Instruction I.B.6 of Form S-3 was $14,115,578, which was calculated based on 38,662,225 shares of our common stock outstanding held by non-affiliates as of December 2, 2024 and at a price of $0.3651 per share, the last reported sale price for our common stock on October 22, 2024. As of the date hereof, we have offered and sold $3,959,937 of shares of our common stock pursuant to General Instruction I.B.6 of Form S-3 during the prior 12 calendar month period that ends on and includes the date hereof. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell securities in public primary offerings on Form S-3 with a value exceeding one-third of our public float (as defined by General Instruction I.B.6) in any 12 calendar month period so long as our public float remains below $75 million.

We are filing this prospectus supplement to amend the Prospectus Supplements to increase the maximum aggregate offering amount of shares we are eligible to sell under our Registration Statement pursuant to General Instruction I.B.6 of Form S-3. Accordingly, in accordance with the terms of the Sales Agreement, we may offer and sell common stock having an aggregate offering price of up to $745,000 from time to time through or to the Agent. However, in no event will the aggregate offering amount of securities sold by us or on our behalf under the Registration Statement and Prospectus Supplements exceed one-third of our public float, as calculated pursuant to General Instruction I.B.6 and subject to the terms of the Sales Agreement. In the event that our public float increases above $75.0 million, we will no longer be subject to the limits in General Instruction I.B.6 of Form S-3.

Investing in our common stock involves risks. You should carefully consider the risks described under “Risk Factors” in the Prospectus and Prospectus Supplements, as well as those described in our other reports and documents we filed with the Securities and Exchange Commission (the “SEC”) that we incorporate herein by reference, before making a decision to invest in our securities.

Neither the SEC, any state securities commission, nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement is accurate or complete. Any representation to the contrary is a criminal offense.

H.C. Wainwright & Co.

The date of this prospectus supplement is December 2, 2024